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                                  EXHIBIT 4.7

9/13/95


                              SECOND AMENDMENT TO
                            REIMBURSEMENT AGREEMENT


                 This Second Amendment is made as of the 18th day of September, 1995 by and between Skyline Chili, Inc., an Ohio corporation (the "Company") and The Fifth Third Bank, an Ohio banking corporation (the "Bank").

                 A. Company and Bank entered into a certain Reimbursement Agreement dated as of August 1, 1990, which was amended pursuant to the First Amendment to Reimbursement Agreement dated as of January 11, 1991 (collectively referred to in the singular as the "Agreement") to finance the acquisition and construction of an office and commissary facility (the "Project") located on certain real estate in the City of Fairfield, Butler County, Ohio (the "Real Estate"); and

                 B. Pursuant to the terms of the Agreement, Bank issued its $8,915,500 original amount Letter of Credit (the "Letter of Credit") as a credit enhancement for the $8,250,000 Adjustable Rate Demand Industrial Development Revenue Bonds, Series 1990 (Skyline Chili, Inc. Project) (the "Bonds"), which Bonds were issued to finance the Project;

                 C. Bank and Company both desire to further amend the Agreement.

                 NOW, THEREFORE, Bank and Company agree as follows:

                 1. Section 6.1(g) of the Agreement is hereby deleted in its entirety, and the following section (g) is inserted in its place to read as follows:

                                  g) for each subsequent one year period that the Letter of Credit remains in effect following the first year of the Letter of Credit, including any renewals in excess of the original three year term, the Company will pay to the Bank in advance, on or before the first day of each September, commencing on or before September 1, 1991, (the "Maintenance Fee Payment Date") attributable to the next succeeding one year period (the "Fee Period") (even if the Letter of Credit is for a three year term) a Maintenance Fee equal to five-eights of one percent (5/8%) of the undrawn amount available to be drawn under the Letter of Credit on such


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                          Maintenance Fee Payment Date (which amount will take
                          into account all reductions or increases in such undrawn amount through such Maintenance Fee Payment Date and all payments of principal and interest to such date). If subsequent to the payment of a Maintenance Fee under this subsection, any amount is reinstated under the Letter of Credit which increases the undrawn amount available to be drawn under the Letter of Credit to an amount greater than the amount on which such Maintenance Fee was calculated (the "Increase Amount"), the Company will pay to the Bank the Maintenance Fee on the Increase Amount within five days of demand therefor by the Bank. In no event shall the Bank have any obligation to make reimbursement or to otherwise account to the Company in respect of fees paid by the Company as a result of any reduction in the undrawn amount under the Letter of Credit.

                 The Maintenance Fee Payment Date of September 1, 1995 is hereby changed to October 15, 1995. All other Maintenance Fee Payment Dates remain the same.

                 2. Section 6.5(a) of the Agreement is hereby deleted in its entirety, and the following is inserted in its place to read as follows:

                                  (a)  The Letter of Credit shall be
                          outstanding for three years and fifteen days originally and shall thereafter terminate in accordance with the terms and conditions of the Letter of Credit; provided, however, that the Expiration Date, as set forth in the Letter of Credit, may be extended in the Bank's sole and absolute discretion for subsequent and consecutive three year renewal periods upon written request of Company to Bank, which request shall be given at least 150 days prior to the Expiration Date of the Letter of Credit, and upon such extension, if any, the payment of the fee specified in Section 6.1(g) hereof.

                 3. The Bank disclaims any security interest in any collateral of the Company consisting of the Accounts (as defined in the Mortgage) of the Company, and the Bank disclaims any security interest in any Equipment or Inventory (as defined in the Mortgage) of the Company located in any separate Company-owned stores (but the Bank retains its security interest in the Equipment and Inventory of Company located at the 4180 Thunderbird Lane, Fairfield, Butler County, Ohio facility). The Bank shall take all actions reasonably required or requested by the Company from time to time to evidence or release of record its disclaimed security


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interests.  All provisions concerning Accounts contained in the Mortgage shall be deemed deleted from the Mortgage in their entirety.

                 4. Section 8.3 of the Agreement shall be deleted in its entirety.

                 5. Section 8.26 of the Agreement is hereby deleted in its entirety, and the following is inserted in its place to read as follows:

                          Section 8.26. Cash Flow to Current Payments on Debt. At the end of each fiscal quarter of the Company while the Letter of Credit is outstanding, the ratio of the Company's Cash Flow for the four quarterly periods then ended to the Company's Current Maturities of Long-Term Debt on a consolidated basis shall at all times exceed 1.50:1.

                 6. Section 8.27 of the Agreement is hereby deleted in its entirety, and the following is inserted in its place to read as follows:

                          Section 8.27. Additional Ratio. At the end of each fiscal quarter of the Company while the Letter of Credit is outstanding, the Company shall at least have the following multiple of (a) income of the Company before taxes and extraordinary and restructuring and unusual items before interest expense for the four quarterly periods then ended, and (b) estimated interest expense of the Company for the following fiscal year, in the ratio of 1.00:1. Estimated interest expense will be calculated by applying the interest rate in effect at the end of the quarter on Funded Indebtedness to the principal balance of Funded Indebtedness at the end of the quarter, as reduced for scheduled payments to the Trustee for principal payments, for the upcoming twelve months.

                 7. Section 8.29 of the Agreement shall be deleted in its entirety.

                 8. Section 8.30 of the Agreement which was created in the First Amendment To Reimbursement Agreement dated January 11, 1991 and amended pursuant to a letter agreement between the parties dated as of August 17, 1994 is hereby deleted in its entirety, and the following is renumbered and inserted into the Agreement in its place and stead to read as follows:


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                          Section 8.29.  Management.  Company shall not change
                          its President or Chief Executive Officer unless with the prior written consent of the Bank, and then only with a person of comparable experience and ability as measured against those persons who have historically held such position(s) since January, 1990.

                 9. Section 9.8 of the Agreement is hereby deleted in its entirety, and the following is inserted into the Agreement in its place and stead to read as follows:

                          9.8 Pledge or Encumbrance. The Company shall not pledge or encumber its assets without the consent of the Bank, except that the Company shall be entitled to grant a security interest in the real estate and personal property of each separate new company-owned store created by the Company after the date hereof.

                 10. Section 9.9 of the Agreement is hereby deleted in its entirety, and the following is inserted into the Agreement in its place and stead to read as follows:

                          9.9 Indebtedness. The Company shall not incur indebtedness for borrowed money other than (i) the currently existing $4,000,000 Line of Credit facility that the Company has with the Bank, and, (ii) up to an additional $8,000,000 in outside financing, without the consent of the Bank, provided that at no time shall the sum of the outstanding balance of debt identified in (i) and (ii) exceed the sum of $8,000,000.

                 11. Section 9.10 of the Agreement is hereby deleted in its entirety, and the following is inserted into the Agreement in its place and stead to read as follows:

                          9.10 Capital Expenditures. The Company shall not make aggregate capital expenditures in excess of the amounts set forth herein per calendar year, other than pursuant to the plans and specifications for the Project, without the consent of the Bank.

                          If the Company's Ratio
                          of debt to tangible net     The capital expenditure
                          worth is:                   limit is:
                          -----------------------     ------------------------
                          greater than 1.4:1                            $1,000,000
                          1.4:1 to 1.2:1                                 2,000,000
                          less than 1.2:1                                unlimited


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                 12.      Section 9.13 of the Agreement is hereby deleted in
its entirety, and the following is inserted into the Agreement in its place and stead to read as follows:

                          9.13 Dividends. The Company will not declare or pay any dividend or distributions on its capital stock, or redeem any shares of its capital stock, or buy-back any shares of its capital stock or increase the amount of treasury shares of its capital stock, during the term of the Letter of Credit until its ratio of debt to tangible net worth is less than 1.25:1.

                 13. Section 11.1(j) of the Agreement is hereby deleted in its entirety.

                 14. The remaining paragraphs, terms and provisions of the Agreement shall remain in full force and effect and shall not be amended, modified or altered in any respect by this Amendment.

                 15. For the purpose of inducing Bank to enter into this Amendment, Company hereby represents and warrants that the representations and warranties set forth in Section 7 of the Agreement remain true and accurate as of the date of execution of this Amendment.


                 16. For the purpose of inducing Bank to enter into this Amendment, Company hereby further represents and warrants that upon the execution of this Amendment (a) there will be no defaults or Events of Default continuing or in existence, and (b) that to the date hereof, in accordance with the Company's respective agreements with such persons, all materialmen, suppliers and contractors to the Project have been paid current.

                 17. This Amendment constitutes a written agreement amending the Agreement in accordance with Section 12.9 of the Agreement. The Agreement is amended only to the extent set forth herein and the Agreement shall remain in full force and effect, except as amended by this Amendment and except as expressly provided herein.

                 18. Any terms not otherwise defined herein shall have the meaning for such terms contained in the Agreement.

                 19. This Amendment shall be governed, construed and interpreted in accordance with the domestic laws of the State of Ohio.

                 20. BANK AND COMPANY HEREBY WAIVE THE RIGHT TO TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS AGREEMENT OR TRANSACTIONS CONTEMPLATED HEREBY.


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                 IN WITNESS WHEREOF, the Company and the Bank have executed this Amendment by their duly authorized representatives as of the date first above written.


COMPANY:                                              BANK:
SKYLINE CHILI, INC.                                   THE FIFTH THIRD BANK:


By: /s/ Jeffry W. Shelton                             By: /s/ Thomas J. Schiller
   ----------------------------                          -----------------------------

Title: Chief Financial Officer                        Title: Vice President
       ------------------------                              -------------------------


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